Exhibit 77(e)

Legal Proceedings

1. Date: June 30, 2008

Complaint filed in the United Stated District Court for the District of Massachusetts and captioned Yu v. State Street Corp. Et al., Civ. A. No. 08-11108-JLT

Subject: request for reimbursement of alleged investment losses in the Yield Plus Fund.

Plaintiff: Ning Yu, Individually and on behalf of all others similarly situated Defendants: State Street Corporation, State Street Global Advisors, Lynn L. Anderson. Agustin J. fleites, steven J. Mastrovich, William L. Marshall, Patrick J. Riley, Bruce D. Taber, Richard D. Shirk, Henry W. Todd, Mark E. Swanson,  Donald a. Gignac, Karen D. Gillogly, William L. Boyan, Michael F. Holland, Rina K. Spence, Douglas T. Williams, James Ross, Gary L. French, and Peter G. Leahy

2.Date: September 11, 2008

Complaint filed in the Southern District of New York and captioned Plumbers and Steamfitters Union Local No. 10 Health and Welfare Fund.

Subject: request for reimbursement of alleged investment losses in the SSgA Intermediate Fund.

Plaintiff: Plumbers and Steamfitters Union Local No. 10 Health and Welfare Fund Defendants: State Street Corporation, State Street Global Advisors, Lynn L. Anderson. Agustin J. fleites, steven J. Mastrovich, William L. Marshall, Patrick J. Riley, Bruce D. Taber, Richard D. Shirk, Henry W. Todd, Mark E. Swanson,  Donald a. Gignac, Karen D. Gillogly, William L. Boyan, Michael F. Holland, Rina K. Spence, Douglas T. Williams, James Ross, Gary L. French, and Peter G. Leahy